Exhibit 10.3

POST-RETIREMENT BENEFITS AGREEMENT

This POST-RETIREMENT BENEFITS AGREEMENT (the “Agreement”) is made this 2nd day of March, 2022, by and between Dollar Tree, Inc., on behalf of itself and its affiliated companies (the “Company”) and Bob Sasser (“Mr. Sasser”).

WHEREAS, Mr. Sasser has announced that he intends to retire as Executive Chairman of the Board of Directors of the Company prior to the 2022 annual meeting of shareholders; and

WHEREAS, the Company desires to enter into an agreement with Mr. Sasser to provide for certain consulting services effective upon his retirement and to reward Mr. Sasser for his many years of outstanding service to the Company by providing him with certain non-discretionary post-retirement benefits that do not depend upon future service to the Company.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Consulting Arrangement. Upon Mr. Sasser’s retirement as Executive Chairman, Mr. Sasser agrees to make himself available on an occasional basis during normal business hours to provide consulting services to the Company, as may be reasonably requested by the Company from time to time. The Company agrees to pay Mr. Sasser the amount of $30,000 per annum for such consulting services, which shall be payable in equal quarterly installments, subject to state and federal income taxes and other withholdings as be required by law.

2.    Post-Retirement Benefits. Upon Mr. Sasser’s retirement as Executive Chairman, the Company agrees to:

(a)    permit Mr. Sasser and his spouse to be fully eligible to participate in the group health insurance maintained by the Company, and any successor insurance coverage that may be offered by the Company from time to time, during their lifetimes so long as Mr. Sasser and/or his spouse pay the full cost of such insurance coverage on an after-tax basis. Notwithstanding the foregoing, in the event that providing Mr. Sasser and his spouse continued eligibility under the Company's group health plan is determined to be discriminatory under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), or to otherwise violate applicable law, then the parties shall use their best efforts to amend this Agreement such that the insurance coverage is not discriminatory or complies with applicable law.

(b)    permit the use by Mr. Sasser and his invited guests of the Company’s corporate jet following his date of retirement until January 28, 2023, in accordance with any applicable policies and guidelines of the Company and subject to applicable tax laws and regulations.

3.    Termination. This Agreement may only be terminated by written agreement of Mr. Sasser and the Company.

4.    Successors in Interest. This Agreement shall be binding upon and shall inure to the benefit of any and all successors and assigns of the Company. The rights and interests of Mr. Sasser and his spouse under this Agreement are personal and not assignable.

5.    Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereto. No amendment, modification, or supplement hereto shall be of any force or effect unless it is in writing and signed by all of the parties hereto. Mr. Sasser’s spouse is an intended third party beneficiary of this Agreement.

6.    Section 409A. The Company intends the amounts payable hereunder to comply with or, to the maximum extent possible, to be excepted from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be administered and each term hereof interpreted accordingly. Each payment hereunder shall be treated as a separate payment for purposes of Section 409A of the Code. If Mr. Sasser is a “specified employee” under Code Section 409A(a)(2)(i) and the regulations promulgated thereunder, then to the extent required to avoid a violation of Section 409A of the Code, any payment under this Agreement shall be accumulated and paid without interest to Mr. Sasser on the first business day of the seventh month following the date of Mr. Sasser’s separation from service.

[signatures appear on the following page]

WITNESS the following signatures and seals, effective as of the day and year first above written.

DOLLAR TREE, INC.

/s/  Michael A. Witynski
Michael A. Witynski
President & Chief Executive Officer

/s/ Bob Sasser
Bob Sasser